Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE SECOND QUARTER OF FISCAL 2020

Keene, N.H. May 15, 2020 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the second quarter of fiscal 2020 which appears in the table below compared with the net income for the second quarter of fiscal 2019. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. During the second quarter of fiscal 2020, total royalty income was reduced by prior period adjustments totaling $137,944. There was no prior period adjustment for the second quarter of fiscal 2019. The Trust received separate sulfur royalty payments under the Mobil Agreement of $31,105 and $52,728 during the second quarters of fiscal 2020 and 2019, respectively.

	2nd Fiscal Quarter Ended 4/30/2020	2nd Fiscal Quarter Ended 4/30/2019	Percentage Change
Total Royalty Income	$1,275,824	$2,235,350	-42.93%
Net Income	$1,041,902	$2,001,753	-47.95%
Distribution per Unit	$0.11	$0.22	-50.00%

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the first calendar quarters of 2020 and 2019. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about May 28, 2020.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	1st Calendar Quarter Ended 3/31/2020	1st Calendar Quarter Ended 3/31/2019	Percentage Change
Gas Sales (Bcf) [1]	4.624	5.195	-10.99%
Gas Prices[2] (Ecents/Kwh)[3]	1.6349	2.1250	- 9.41%
Average Exchange Rates[4]	1.0943	1.1267	- 2.88%
Gas Royalties	$946,174	$1,428,786	-33.78%
OEG Agreement
Gas Sales (Bcf)	15.266	16.851	- 9.41%
Gas Prices (Ecents/Kwh)	1.6672	2.1670	-23.06%
Average Exchange Rates	1.0955	1.1267	- 2.77%
Gas Royalties	$393,001	$634,454	-38.06%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from November-January period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

Trust expenses for the second quarter of fiscal 2020 decreased 1.80%, or $4,297, to $234,500 from $238,797 in the second quarter of fiscal 2019. This decrease in expenses reflects the reduction in Trustee fees as specified in the Trust Agreement and reduced office expenses related to the conversion to a virtual office.

Total royalty income received during the first six months of fiscal 2020 decreased in comparison to fiscal 2019 due to lower gas prices, lower gas sales and lower average exchange rates under both the Mobil and the OEG Agreements. The comparison of the relevant periods is shown below.

	Six Months Ended 4/30/2020	Six Months Ended 4/30/2019	Percentage Change
Total Royalty Income	$2,301,789	$4,538,350	-49.28%
Net Income	$1,789,639	$4,039,538	-55.70%
Distribution per Unit	$0.19	$0.44	-56.82%

The previously declared distribution of 11 cents per unit will be paid on May 27, 2020 to owners of record as of May 15, 2020. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.